KEYSTONE CONSOLIDATED INDUSTRIES, INC.                          [OBJECT OMITTED]
================================================================================
                                  PRESS RELEASE
================================================================================

FOR IMMEDIATE RELEASE                                      CONTACT:

Keystone Consolidated Industries, Inc.                     Bert E. Downing, Jr.
5430 LBJ Freeway, Suite 1740                               Vice President, Chief
Dallas, Texas 75240-2697                                   Financial Officer
(972) 458-0028                                             (972) 458-0028

         KEYSTONE GRANTED INTERIM RELIEF FROM CERTAIN PROVISIONS OF ITS
                        COLLECTIVE BARGAINING AGREEMENT

     DALLAS, TEXAS . . . March 11, 2004 . . . Keystone Consolidated Industries, Inc. (OTCBB: KESN) announced today that the U.S. Bankruptcy Court for the Eastern District of Wisconsin in Milwaukee on March 9, 2004 granted the Company's request for interim relief from certain provisions under the Company's Collective Bargaining Agreement with the Independent Steelworkers Alliance ("ISWA"), which represents substantially all of the Company's hourly active employees at its Peoria facilities. The interim relief granted relates primarily to obligations to provide medical benefits for current employees and retirees represented by the ISWA. The interim relief will take effect Monday, March 15, 2004 and continue for a period of 6 months. The Company was also granted interim relief from certain other retiree medical benefit obligations related to certain discontinued operations for a period of 2 months.

     The relief granted was part of a compromise reached with representatives of the ISWA, with the support and endorsement of the unsecured creditors' committee. As part of this compromise, the Company agreed to allow the ISWA to continue to represent the retirees and agreed to begin negotiations on permanent relief from certain provisions of the collective bargaining agreement and retiree medical benefit obligations. In addition, the ISWA officials promised that the union would continue to work without slowdowns or other "house actions" that could adversely affect production.

     The Company will seek final approval from the Bankruptcy Court of the previously announced $60 million Debtor in Possession financing agreements on Monday, March 15, 2004. If the final Debtor in Possession agreements are approved, the funds available pursuant thereto together with the cost savings resulting from the interim relief granted by the Court is anticipated to provide sufficient liquidity for the Company to continue to operate under the protection of Chapter 11 of the U.S. Bankruptcy Code while the Company works to develop a comprehensive plan of reorganization.

     A key to any comprehensive plan of reorganization for Keystone will include achieving substantial permanent relief from the current provisions of the collective bargaining agreement and retiree medical benefit obligations. Keystone will work closely with representatives of the ISWA in an effort to negotiate the necessary modifications to the collective bargaining agreement through consensual agreement in connection with the Company's plan to obtain the necessary permanent relief under the applicable provisions of Chapter 11 of the U.S. Bankruptcy Code. The Company believes the successful achievement of the necessary permanent relief from the current provisions of the collective bargaining agreement, combined with the additional restructuring of certain indebtedness of the Company, should enable Keystone to emerge from the reorganization process as a well financed, cost-competitive producer. The Company has not set a date to emerge from Chapter 11, but intends to move through the process as quickly as possible.

     As provided by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this Release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected," or comparable terminology, or by discussions of strategies or trends. Although Keystone believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, Keystone continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this Release and those described from time to time in the Company's other filings with the Securities and Exchange Commission including, but not limited to:

o Future supply and demand for the Company's products (including cyclicality thereof),

o    Customer inventory levels,

o Changes in raw material and other operating costs (such as ferrous scrap and energy)

o    General economic conditions,

o    Competitive products and substitute products,

o    Changes in customer and competitor strategies,

o    The impact of pricing and production decisions,

o    The possibility of labor disruptions,

o Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),

o    Government regulations and possible changes therein,

o Significant increases in the cost of providing medical coverage to employees and retirees,

o The ability to successfully obtain reductions in the Company's operating costs, including achieving relief from the current provisions of the Company's collective bargaining agreement with its labor union,

o The ability of the Company to successfully renegotiate the terms of certain of its indebtedness,

o    The ultimate resolution of pending litigation,

o International trade policies of the United States and certain foreign countries,

o    Any possible future litigation, and

o    Other risks and uncertainties as discussed in this Release.

     Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

     Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas. The company is a leading manufacturer and distributor of fencing and wire products, wire rod, industrial wire, nails and construction products for the agricultural, industrial, construction, original equipment markets and the retail consumer. Keystone's common stock is traded on the OTC Bulletin Board (Symbol: KESN). Additional details concerning court orders granting the interim relief may be found at http://www.kccllc.com as well as up to date information concerning the case, copies of our court filings and orders issued by the court.

                               * * * * * * * * * *